EXHIBIT 99.1

BAYER AND ONYX ANNOUNCE POSITIVE PHASE II DATA
IN PATIENTS WITH ADVANCED KIDNEY CANCER

Companies Confirm Intention to File for Regulatory Approval Based on Ongoing Phase III Study

West Haven, CT and Richmond, CA — October 25, 2004 – Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today confirmed plans to pursue registration of BAY 43-9006 for the treatment of patients with advanced kidney cancer utilizing results from the ongoing Phase III trial. It is anticipated that data from the recently completed Phase II Randomized Discontinuation trial will be used in support of the Phase III trial results.

Analysis of the Phase II Randomized Discontinuation trial of BAY 43-9006 administered as a single agent showed activity in patients with advanced progressive kidney cancer. Of the 502 patients enrolled in the study, 202 were advanced kidney cancer patients, who had progressing disease upon study entry.

•	The study met its primary endpoint in the kidney cancer population. After 12 weeks of treatment with BAY 43-9006, 65 participants with stable disease were randomized to receive placebo or BAY 43-9006. After a subsequent 12-week treatment period, there was a statistically significant higher percentage of participants whose disease did not progress in the BAY 43-9006 group as compared to those who were randomized to placebo.

•	Based on investigator assessments, 70 percent of study participants with kidney cancer had tumor shrinkage or disease stabilization. In addition to the above 65 patients with stable disease who were randomized, 79 patients continued to receive BAY 43-9006 in the open-label portion of the trial.

•	Based on investigator assessments the time to tumor progression was 169 days for the entire kidney cancer population (including placebo patients). Time to disease progression of approximately 60-90 days has been reported for control groups in other studies with similar patient populations.

The Phase II study was designed to determine if BAY 43-9006 contributes to tumor stabilization. The study was not prospectively designed to monitor tumor response rates (shrinkage of tumor) nor was it intended to be a registration study. As part of the development process, Bayer and Onyx established a charter for a retrospective independent radiologic review of the investigators’ assessments of key tumor measurements. The independent review of time to progression (of the entire population including placebo patients) yielded results of 161 days, which was similar to the investigators’ assessment. The independent review also confirmed that eight participants had formal partial responses per WHO criteria. The most commonly reported drug-related adverse events in the kidney cancer population included skin reactions such as hand-foot syndrome and rash, diarrhea, fatigue, weight loss and hypertension, which were shown to be manageable and reversible.

Based on these considerations, and the favorable enrollment progress of the ongoing Phase III trial, Bayer and Onyx will use the Phase II results to support the Phase III study for a potential filing for marketing approval. Subject to FDA approval, Bayer and Onyx would anticipate a US launch in 2006.

Phase III Summary

The multi-national, placebo-controlled Phase III study is expected to enroll over 800 patients with advanced kidney cancer. The primary endpoint of the study is overall survival with time-to-disease progression, overall response rate, and safety also being assessed.

The Phase III trial was initiated after a Special Protocol Assessment (SPA) was completed by the FDA in the fourth quarter of 2003. Approximately 100 international sites are actively participating in the study, and patient enrollment is proceeding well. The Phase III trial could serve as the basis for full marketing approval from the FDA if the trial meets the primary endpoint of overall survival.

Phase II Study Design

The BAY 43-9006 Phase II multi-center, randomized discontinuation trial used a study design consisting of two stages: a 12-week induction phase, followed by a 12 week randomization phase with a parallel BAY 43-9006 open-label phase for patients not randomized. During the first stage, all study participants received BAY 43-9006 orally at 400 mg twice a day. At the end of this first stage, investigators assessed the patients’ tumors and directed patients to the next phase. Those patients whose tumor burden remained within plus or minus 25 percent of their pretreatment measurements were randomized to receive either BAY 43-9006 or placebo for an additional 12 week period. The primary endpoint of the study was the difference in the percent of patients (treated versus placebo) with stable disease at the second 12-week assessment. Additionally, those patients who had tumor shrinkage of more than 25 percent at the first 12-week evaluation continued treatment with open-label BAY 43-9006. Patients who had tumor growth of 25 percent or more were discontinued from the study.

About BAY 43-9006

BAY 43-9006, a novel investigational drug candidate, demonstrated both anti-proliferative and anti-angiogenic properties – two important anticancer activities. In preclinical models, BAY 43-9006 inhibited tumor cell proliferation by targeting the RAF/MEK/ERK signaling pathway at the level of RAF kinase. BAY 43-9006 also exerted an antiangiogenic effect by targeting the receptor tyrosine kinases VEGFR-2 and PDGFR and their associated signalling cascades.

About Onyx Pharmaceuticals, Inc.

Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.

About Bayer Pharmaceuticals Corporation

Bayer Pharmaceuticals Corporation (www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.

Bayer HealthCare, with sales of approximately 8.9 billion Euros in 2003, is one of the world’s leading, innovative companies in the health care and medical products industry.

The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals. About 34,600 people are employed by Bayer HealthCare worldwide.

Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well being and quality of life by diagnosing, preventing and treating disease.

Forward Looking Statements

This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F). Bayer assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes and commercialization efforts of BAY43-9006. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made Onyx’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004 under the heading “Additional Business Risks” and Onyx’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.

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Contacts:
Mark Bennett Bayer Pharmaceuticals Corporation +1-203-812-2160 +1-203-314-5556	Helmut Schaefers Bayer HealthCare Communications 011 49 214 30 58308

Julie Wood Onyx Pharmaceuticals, Inc. +1-510-262-8757